EXHIBIT 19.1

POLICY PROHIBITING INSIDER TRADING AND UNAUTHORIZED DISCLOSURE OF INFORMATION TO OTHERS

In this policy, the “Company” or “we” refers to Vital Energy, Inc. “You” or “your” refers to the employees, officers and directors of the Company and any of its subsidiaries to whom this policy applies. We also refer to employees, officers, and directors of the Company as “insiders.”

I.    Introduction

Federal and state securities laws generally prohibit insiders who are aware of material nonpublic information about a company from trading in securities of that company. These laws also prohibit insiders from disclosing material nonpublic information to other persons who may trade on the basis of that information.

Our board of directors (the “Board”) has adopted this policy to promote compliance with these laws and to protect you and the Company from the serious liabilities and penalties that can result from violations of these laws.

It is your responsibility to comply with the securities laws and this policy. If you have questions about this policy, please contact our Chief Compliance Officer. Information on how to contact the Chief Compliance Officer is set forth under the heading “Company Assistance.”

A.    Persons subject to this policy

If you are an employee, officer or director of the Company or any of its subsidiaries, then this policy applies to you as an insider.

It also applies to your family members who reside with you, anyone else who lives with you, any other person whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any partnerships, trusts, estates and other legal entities controlled by you. We refer to such persons and entities as “related persons.” You are responsible for making sure that these related persons comply with this policy.

If you possess material nonpublic information regarding us at the time your employment or other services with us terminates, you remain subject to this policy until the information has been publicly announced by us or is no longer material.

B.    Transactions covered by this policy

This policy applies to any purchase, sale, gift, or any other transaction (including transfers to trusts, family partnerships, or other estate planning transactions) in Company securities, including our common stock, options to purchase our common stock, any other type of securities that we may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities.

II.     Transaction restrictions

The following transaction restrictions apply to all our employees, officers and directors:

1.If you have material nonpublic information regarding us, you and your related persons must not transact or advise anyone else to transact in our securities until such information has been publicly disclosed.
2.You may not disclose or tip, either directly or indirectly, material nonpublic information regarding us to any other person where such material nonpublic information may be used by that person to such person’s profit by transacting in our securities, nor shall you make recommendations, either directly or indirectly, or express opinions on the basis of material nonpublic information regarding us. You are not authorized to recommend transactions in our securities to any other person, regardless of whether such person is aware of material nonpublic information regarding us.
3.Because of the possibility of benefiting from a decrease in the price of our stock or our other securities, you and your related persons are prohibited from purchasing, selling or otherwise transacting in any form of any derivative securities tied to Company stock and/or other Company securities. This includes, but is not limited to, calls, puts, options, swaps and hedges. See the information under the heading “Exceptions to this policy for certain transactions” for certain exceptions under Company benefit plans.
4.Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited by this policy.
5.Directors and executive officers are prohibited from pledging Company securities as collateral. For all other insiders, pledging Company securities as collateral requires pre-approval from the Chief Compliance Officer.

III.    Definitions

A.    Material information.

Information about the Company is “material” if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold our securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about us. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. Information that could be material about the Company includes but is not limited to:

1.financial results (annual, quarterly or otherwise)
2.earnings estimates (including changes to previously announced estimates)
3.a significant change in our operations, projections or strategic plans
4.a potential merger or acquisition
5.a potential sale of significant assets or subsidiaries
6.impending announcements of bankruptcy or other financial liquidity problems
7.the gain or loss of a major supplier or customer
8.a new product or discovery
9.a significant pricing change in our products or services
10.a declaration of a stock split, a public or private securities offering by us or a significant change in our distribution or dividend policies or amounts
11.a significant change in the Company’s credit ratings
12.a major personnel change, particularly departures or elections of executive officers or certain directors
13.a significant corporate event, including related to material cyber, data or personnel matters
14.a significant development in litigation or regulatory proceedings

B.    Nonpublic information.

Nonpublic information is information has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public with enough time for the investing public to absorb the information fully.

If you are aware of material nonpublic information, you and your related persons may not trade until the information has been widely disclosed to the public (for example, through a press release or a filing with the Securities and Exchange Commission or a publicly available conference call) and the market has had sufficient time to absorb the information. For purposes of this policy, information will generally be considered public after the closing of trading on two full Trading Days (as defined below) following the Company’s widespread public release of the information. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of material nonpublic information.

If you are not sure whether information is material or nonpublic, consult with the Chief Compliance Officer for guidance before engaging in any transaction in Company securities.

C.    Trading Days.

A Trading Day means a day on which national stock exchanges are open for trading, and a “Trading Day” begins at the time trading begins.

D.    Section 16 Officers.

Section 16 Officer means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other executive officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Executive officers of the Company’s parents or subsidiaries shall also be deemed executive officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.

IV.    Additional transaction requirements for certain periods and insiders

A.    Routine Red-Light Periods.

Except for those exceptions set forth in this policy, all of the Company’s directors, officers and employees and their related persons are prohibited from transacting in Company securities during the periods designated by the Chief Compliance Officer from time to time (the “routine red light trading period”) as identified on the Trading Calendar described below. You must comply with the routine red light trading period whether or not you receive a reminder of the commencement of each routine red light trading period.

B.    Non-Routine Red Light Periods.

From time to time, the Company may also prohibit some or all of its directors, officers, or employees from transacting in the securities of the Company because of developments known to the Company and not yet disclosed to the public (an “non-routine red light period”). In this event, the Chief Compliance Officer will notify you, and, except as set forth as an exception to this policy below, you may not transact in the securities of the Company or the other specified company, as applicable, until the Chief Compliance Officer notifies you that the non-routine red light period is over. In addition, if you are made aware of the existence of a non-routine red light period, you should not disclose the existence of the non-routine red light trading period to any other person (outside of those subject to the non-routine red light trading period).

C.    Trading Calendar.

To assist the Company’s directors, officers and employees and their related persons in determining when it is safe to trade, the Company will provide a Trading Calendar which shows anticipated dates for the following:

1.No Trading (in red)
2.Free to Trade (in green)
3.Anticipated SEC Filing date (in yellow)

The dates set forth in the Trading Calendar are anticipated and could be subject to change. In the unlikely event these dates change, the Trading Calendar will be amended, and you will be notified.

A director, officer or employee cannot trade even in a green light period if the director, officer or employee has received notice from the Legal Department that he/she is subject to a non-routine red light trading period or possesses material nonpublic information. If you still have questions about whether it is safe to trade after consulting the Trading Calendars, please contact the Legal Department.

D.    Mandatory Pre-Clearance for the Pre-Clearance Group.

The Company’s directors, Section 16 Officers, and other employees who have been notified by the Chief Compliance Officer (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even outside of a routine or non-routine red light trading period, without first complying with the Company’s “pre-clearance” process.

Each member of the Pre-Clearance Group should contact the Company’s Chief Compliance Officer prior to transacting in the Company’s securities. Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Chief Compliance Officer; oral pre-clearance is not sufficient.

Members of the Pre-Clearance Group that receive permission to engage in a transaction from the Chief Compliance Officer must complete their transaction within (i) three Trading Days or (ii) such shorter or longer period as designated by the Chief Compliance Officer, or make a new request for clearance.

Please note that clearance of a proposed transaction by the Chief Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Pre-Clearance Group does not possess material nonpublic information. You must ultimately make your own judgments regarding, and are personally responsible for determining, whether they are in possession of material nonpublic information.

V.    Exceptions to this policy for certain transactions

Certain transactions in Company securities are not prohibited by this policy. These are:

A.    Restricted Stock.

This policy does not apply to the vesting of restricted stock. It also does not apply to your election to have the Company withhold stock to satisfy tax withholding requirements to the extent that such election is either made during a green light trading period, or is otherwise approved by the Chief Compliance Officer. This policy does apply, however, to sales of stock received upon vesting of restricted stock.

B.    Stock Option Exercises.

This policy does not apply to your exercise of an employee stock option. This policy does apply, however, to sales of shares received upon exercise of an option, including any broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

C.    401(k) Plan.

This policy does not apply to purchases of Company stock in our 401(k) plan resulting from your periodic contribution of money to the plan through a payroll deduction election. This policy does apply, however, to certain elections you may make under our 401(k) plan, including (a) an initial election to participate in the Company stock fund, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (e) your election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.

D.    Diversified Mutual Funds.

This policy does not apply to transactions in diversified mutual funds that are invested in Company stock.

E.    Automatic Reinvestment in Dividends.
This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply to, and members of the Pre-Clearance Group must preclear: (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) your election to participate in automatic reinvestment of dividends, and (iii) your election to increase or decrease your level of automatic reinvestment of dividends.

F.    Rule 10b5-1 Trading Plan.

This policy does not apply to predetermined sales of Company stock pursuant to a preapproved Rule 10b5-1 trading plan. This policy does apply, however, to any other purchases or sales of Company stock made separate and apart from trading pursuant to a Rule 10b5-1 trading plan even if you have such a plan in place. This policy also applies to any modification, suspension or termination of a Rule 10b5-1 trading plan, unless such changes are automatic per the terms of the plan. You must obtain written pre-clearance from the Chief Compliance Officer before entering into or modifying a Rule 10b5-1 trading plan.

G.    Other Approved Transactions.

This exception applies to any transaction specifically approved in advance by the General Counsel or Chief Compliance Officer.

VI.    Consequences of violating insider trading laws or this policy

If you violate this policy or insider trading or tipping laws, you may be subject to civil and criminal penalties and disciplinary action by the Company, up to and including termination for cause. A violation of our Company policy is not necessarily the same as a violation of law and we may determine that specific conduct violates its policy, whether or not the conduct also violates the law. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

A.    Reporting of Violations. Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Chief Compliance Officer.

Company Assistance

If you have a question about this policy or whether it applies to a particular transaction, contact our Chief Compliance Officer.

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